Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which it appears in the Annual Report on Form 10-K of Equity Oil Company for the year ended December 31, 2003. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from Equity Oil Company’s oil and gas reserves as of December 31, 2003.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

March 12, 2004